Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated as of the 31st day of May, 2017 amends the Employment Agreement, dated April 28, 2015, as amended on December 1, 2016 (the “Agreement”), by and between Synthetic Biologics, Inc. (the “Company”) and Steven A. Shallcross (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the Company desires to amend the Employment Term as set forth in Section 1 of the Agreement to extend the Employment term for an additional two years.

NOW THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.      Amendments.

A.	Section 1 of the Agreement is deleted and replaced with the following:

“1. EMPLOYMENT. The Company hereby offers to employ the Executive, and the Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement, for a term commencing on June 1, 2015 (the “Effective Date”) and terminating on May 30, 2019 unless there is an earlier termination in accordance with Section 10 below (the “Employment Term”).”

B.	Section 10(a) of the Agreement is deleted and replaced with the following:

“(a) DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s termination due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within thirty (30) days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment.  For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the essential functions of his job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period, subject to applicable law. For purposes of this Section, at the Company’s request, the Executive agrees to make himself available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board.”

C.	Clause (c)(vi) of Section 10 is deleted and replaced with the following:

“(c)(vi) engages in conduct that violates the Company’s non-discrimination/harassment policy and warrants termination.”

D.	The following sentence is added to the end of Section 29:

“Notwithstanding the foregoing, nothing in this Section 29 shall prevent the Company from seeking and obtaining a judicial junction in a court of competent jurisdiction to enforce a violation of Section 8 (and the Agreement referenced in Section 8) or 9 of this Agreement. Executive hereby agrees to waive a jury and filing of a bond for any such action by the Company.”

2.      Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3.      No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4.      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

Company:

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Jeffrey Riley
Name: Jeffrey Riley
Title: Chief Executive Officer

Executive:

/s/ Steven A. Shallcross
STEVEN A. SHALLCROSS